Exhibit 99.3

ELECTION FORM FOR USE BY SHAREHOLDERS OF

FRANKLIN BANCORP, INC.

Ladies and Gentlemen:

Pursuant to the terms of the Agreement and Plan of Merger dated as of November 10, 2003 and as amended on February 3, 2004 (collectively the “Merger Agreement”) by and between First Place Financial Corp. (“First Place”) and Franklin Bancorp, Inc. (“Franklin”), the undersigned shareholder(s) of Franklin elects to receive the following form of consideration in connection with the conversion of his or her shares of Franklin common stock, no par value (“Franklin Common Stock”), upon consummation of the merger of Franklin with and into First Place. This election is subject to allocation procedures intended to ensure that 50% of the aggregate consideration paid by First Place to holders of Franklin Common Stock will be First Place common stock, par value $.01 per share (“First Place Common Stock”), with the remaining 50% of the aggregate consideration to be paid in cash, as described in the Proxy Statement/Prospectus filed with the Securities and Exchange Commission on February 9, 2004 (the “Proxy Statement”).

CHECK THE APPROPRIATE BOX TO INDICATE YOUR ELECTION

(and insert number of shares if Cash and Stock Mixed Election is selected)

☐	(i) Cash Election – All shares of Franklin Common Stock to be converted into cash equal to $21.00 for each share of Franklin Common Stock, without payment of any interest.

OR

☐	(ii) Stock Election – All shares of Franklin Common Stock to be converted into 1.137 shares of First Place Common Stock for each share of Franklin Common Stock, with cash being paid in lieu of any fractional share of First Place Common Stock that would otherwise be issued.

OR

☐	(iii) Cash and Stock Mixed Election – a combination of cash and stock as follows:

      (a)              shares of Franklin Common Stock to be converted into cash equal to $21.00 for each such share of Franklin Common Stock, without payment of any interest; and

      (b) the remaining shares of Franklin Common Stock to be converted into 1.137 shares of First Place Common Stock for each such share of Franklin Common Stock, with cash being paid in lieu of any fractional share of First Place Common Stock that would otherwise be issued.

OR

☐  (iv)   50% Cash and 50% Stock Fixed Combination Election – All shares of Franklin Common Stock to be converted into a combination of $10.50 cash and 0.5685 shares of First Place Common Stock for each share of Franklin Common Stock, with cash being paid in lieu of any fractional share of First Place Common Stock that would otherwise be issued.

The undersigned acknowledges that the deadline for filing this Election Form with Franklin is by 5:00 p.m., Eastern Time, on             , 2004, the 20th day after the date of mailing this Election Form. Any shareholder who fails to deliver the Election Form to Franklin by the deadline will be deemed to hold “No-Election Shares” as described in the accompanying Proxy Statement. The undersigned further acknowledges that the election to receive the indicated form of consideration is subject to the allocation procedures set forth in the Merger Agreement which are intended to ensure that 50% of the aggregate consideration paid by First Place to holders of Franklin Common Stock will be First Place Common Stock, with the remaining 50% of the aggregate consideration to be paid in cash. Please note, that if you elect to receive the 50% Cash and 50% Stock Fixed Combination Election for all of your shares of Franklin Common Stock, you will receive first priority in the allocation of the merger consideration and will likely not be subject to reallocation. See the section of the Proxy Statement entitled “THE MERGER – Merger Consideration and Election and Exchange Procedures” and “— Procedures for Exchanging Franklin Common Stock Certificates” for a description of the situations in which shareholders may receive consideration other than the elected form of consideration and the priorities governing such allocations.

Prior to 5:00 p.m., Eastern Time, on             , 2004, the undersigned may, at any time or from time to time, change his or her election by filing a new Election Form with the Exchange Agent.

Shareholders who have questions regarding the election process, and/or the tax consequences associated with such election process, should consult, at their own expense, their own tax, legal and investment advisors.

Date:	, 2004	Signature of Shareholder

Signature of Shareholder

(To be signed by the holder(s) of record exactly as the name(s) of such holder(s) appears on the stock certificate. When signing as an attorney, executor, administrator, trustee or guardian, please give full title. All joint owners must sign.)

PLEASE RETURN THIS ELECTION FORM TO THE EXCHANGE AGENT, USING THE ENCLOSED, PRE-PAID, PRE-ADDRESSED ENVELOPE.

IF YOUR SHARES ARE HELD IN STREET NAME BY YOUR BROKER, ONLY YOUR BROKER OR OTHER NOMINEE CAN MAKE AN ELECTION. YOUR BROKER OR NOMINEE, HOWEVER, WILL NOT BE ABLE TO MAKE THE ELECTION WITHOUT INSTRUCTIONS FROM YOU. YOU SHOULD INSTRUCT YOUR BROKER OR OTHER NOMINEE ON WHICH ELECTION TO MAKE, FOLLOWING THE DIRECTIONS YOUR BROKER OR OTHER NOMINEE PROVIDES.